EXIBIT 10.11

SUNPOWER CORPORATION

OUTSIDE DIRECTOR COMPENSATION POLICY

Effective August 6, 2009; amended December 11, 2009; amended April 1, 2010

1.             General.  This Outside Director Compensation Policy (the “Policy”), which is adopted by the Board of Directors (the “Board”) of SunPower Corporation, a Delaware corporation (the “Company”), sets forth the cash and equity-based compensation that shall be payable to eligible non-employee members of the Board (“Outside Directors”) commencing with the fiscal quarter ending September 27, 2009.  This Policy is intended to replace and supersede in its entirety the compensation program applicable to Outside Directors that is in effect as of the effective date of this Policy, including, without limitation, the (i) cash compensation in effect as of the date hereof and (ii) the automatic equity-based awards that would otherwise in the future be granted to Outside Directors pursuant to Section 4(b) of the Second Amended and Restated SunPower Corporation 2005 Stock Incentive Plan, as amended from time to time (the “Stock Plan”).  The cash and equity-based compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Outside Director who may be eligible to receive such compensation.  This Policy shall remain in effect until it is revised or rescinded by further action of the Board.  The equity-based compensation shall consist of awards covering shares of Class A Common Stock of the Company, par value $0.001 per share (the “Common Stock”), that are granted pursuant to and subject to the provisions of the Stock Plan.

2.             Annual Fees.  Each Outside Director shall be eligible to receive an annual fee, payable on a quarterly basis as set forth below, for services performed for the Board in accordance with the following provisions (the “Annual Fees”):

(i) Outside Directors. Each Outside Director (other than Chairs of Board committees) shall be eligible to receive an Annual Fee for the Company’s fiscal year equal to $275,000 for service on the Board.

(ii) Chairs. Each Outside Director who also serves as Chair of one or more Committees of the Board shall be eligible to receive an Annual Fee for the Company’s fiscal year equal to $300,000 for service on the Board and for service as a Chair of a Committee.  As used in this Policy, “Committee” refers any of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee of the Board.

(iii) Chairman.  The Chairman of the Board shall be eligible to receive an Annual Fee for the Company’s fiscal year equal to $350,000 for service as the Chairman of the Board and for service, if any, as a Chair of a Committee.

(iv) Lead Director.  In addition to any other applicable compensation provided under the foregoing provisions of this Section 2, an Outside Director who also serves as the “lead director” appointed by the Board shall be eligible to receive an Annual Fee for the Company’s fiscal year equal to $15,000 for service as the lead director.

Any Outside Director first appointed or elected to the Board shall, upon such appointment or election, be eligible to receive a prorated portion of the applicable Annual Fee based on the number of fiscal quarters (including partial fiscal quarters) that the Outside Director was in service.

3.             Timing of Payment.  The Annual Fees shall be paid in the form set forth in Section 4 hereof on a quarterly basis (i) with respect to the cash compensation described in Section 4(i), on or about the date of the quarterly Board meeting of the second month of the applicable fiscal quarter with respect to which the Outside Director is serving as a member of the Board and to which the compensation relates, and (ii) with respect to the Stock Units described in Section 4(ii), on the 11th day of the second month of the applicable fiscal quarter with respect to which the Outside Director is serving as a member of the Board and to which the compensation relates, or, if no publicly traded sale of Common Stock occurred on such date, on the first trading date immediately after such date during which a sale occurred.

4.             Form of Payment of Annual Fees. The Annual Fees set forth in Section 2 hereof shall be paid to the eligible Outside Directors in the form of cash and Awards of Stock Units (as such terms are defined in the Stock Plan) in the following percentages:

(i)  Cash: Twenty-percent (20%) of the total Annual Fee payable to each eligible Outside Director other than the Chairman and other than pursuant to Section 2(iv) shall be paid in the form of cash.  One-hundred percent (100%) of the Annual Fee payable to the lead director pursuant to Section 2(iv) shall be paid in cash.  The cash payment shall be reduced by any taxes or social security contributions due on the income.

(ii)  Stock Units: Eighty-percent (80%) of the total Annual Fee payable to each eligible Outside Director other than the Chairman and other than pursuant to Section 2(iv) shall be paid in the form of an Award of Stock Units made under the Stock Plan.  One-hundred percent (100%) of the total Annual Fee payable to the Chairman shall be paid in the form of an Award of Stock Units made under the Stock Plan.

(A) The number of Stock Units subject to the Award that shall be granted for the applicable fiscal quarter shall be calculated by dividing the amount payable for the quarter in the form of Stock Units by the Fair Market Value of a share of Common Stock, less any taxes or social security contributions due on the income, which may be withheld by the Company.  For each of the four consecutive fiscal quarters ending with the second fiscal quarter of 2010 (i.e., ending on July 4, 2010) the amount payable on each quarterly payment date under this Section as Stock Units to each Outside Director who was also granted an annual Stock Unit Award in connection with the 2009 annual meeting of stockholders pursuant to Section 4(b) of the Stock Plan shall first be reduced by an amount equal to the product of the Fair Market Value of a share of Common Stock, multiplied by 1,000 (or 2,000 in the case of the Chairman of the Board) before the number of Stock Units is calculated in accordance with the previous sentence.  “Fair Market Value” for purposes of this Section 4 shall mean the closing price of the Common Stock on the Nasdaq Global Select Market on the payment date set forth in Section 3, or if no publicly traded sale of Common Stock occurred on such date, the first trading date immediately after such date during which a sale occurred.  Any fractional shares resulting from this calculation shall be paid in cash.

(B) The grant date for purpose of the Award of Stock Units shall be the date of payment.

(C) The Award of Stock Units shall be fully vested as of the date of grant.

(D) The Stock Units shall be settled as soon as practicably possible, but in any event within seven (7) days, following the date of grant (vesting date) in the form of shares of Common Stock.

(E) Other than Section 4(b) of the Stock Plan (which is superseded in its entirety by the terms of this Policy), all applicable terms of the Stock Plan apply to this Policy as if fully set forth herein, and all Awards of Stock Units under this Policy are subject in all respects to the terms of the Stock Plan.

(F) All share numbers set forth in this Policy shall be adjusted in accordance with the capitalization adjustment provision set forth in Section 11(a) of the Stock Plan.

(G) The grant of any Award under this Policy shall be made solely by and subject to the terms set forth in a written stock unit agreement in a form, consistent with the terms of the Stock Plan, approved by Board (or the Compensation Committee thereof) and duly executed by an executive officer of the Company.

5.             Policy Subject to Amendment, Modification and Termination.  This Policy may be amended, modified or terminated by the Board in the future at its sole discretion, provided that no such action that would materially and adversely impact the rights with respect to Annual Fees payable in the fiscal quarter during which the Outside Director is then performing services shall be effective without the consent of the affected Outside Director.

6.             Effectiveness.  This Policy shall become effective as of August 6, 2009.